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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 8, 2018

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐

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SEC 873 (04/17)

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Item 1.01	Entry into a Material Definitive Agreement.
On January 8, 2018, Thomas J. Paup, Senior Vice President – Finance and Chief Financial Officer of Arotech Corporation (the “Company”), formally advised the Company that he would retire at the conclusion of his current employment agreement on March 31, 2018. On January 8, 2017, the Company announced Kelli L. Kellar had been hired to serve as the new Vice President – Finance of the Company, and that Ms. Kellar would take up the function of Chief Financial Officer at the conclusion of Mr. Paup’s employment on April 1, 2018. In connection with the appointment of Ms. Kellar to the position of Vice President – Finance, the Company and Ms. Kellar executed an employment agreement (the “Employment Agreement”).
According to the terms of the Employment Agreement effective as of January 8, 2018, Ms. Kellar will begin her employment immediately, and will assume the position of Chief Financial Officer on April 1, 2018. Under the terms of the Employment Agreement, Ms. Kellar is entitled to receive a base salary of $225,000 per annum, and will be eligible for a bonus with a target, if earned, equal to between 20% and 40% of her base salary. The actual bonus payout shall be determined based upon achievement by the Company of EBITDA levels for 2018 performance set by the Company’s Board of Directors. Further, Ms. Kellar has been granted restricted stock units to purchase 36,000 shares of the Company’s common stock, vesting two-thirds on December 31, 2018 contingent on continued employment through that date and achievement by the Company of EBITDA levels for 2018 performance set by the Company’s Board of Directors, and one-third on December 31, 2018 contingent only on continued employment through that date. The Employment Agreement is for a term running from January 8, 2018 to March 31, 2019.
The foregoing description of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 5.02(b)
Retirement of Senior Vice President – Finance and Chief Financial Officer
On January 8, 2018, Thomas J. Paup, Senior Vice President – Finance and Chief Financial Officer of the Company, formally advised the Company that he would retire at the conclusion of his current employment agreement on March 31, 2018. The Board of Directors of the Company expressed its appreciation to Mr. Paup for his contributions as an officer of the Company and for his assistance in ensuring an orderly transition upon his departure.
Mr. Paup’s departure is unrelated in any manner to any past, present or contemplated accounting or finance issue or to any disagreement over accounting treatment or policy. He has agreed to assist the Company, where needed, in order to affect a smooth transition to a new chief financial officer.
A copy of the press release announcing that Mr. Paup is retiring as the Company’s principal financial officer is attached as Exhibit 99.1.
Item 5.02(c)
Appointment of Vice President – Finance and Chief Financial Officer
On January 8, 2018, the Company announced that Kelli L. Kellar had been hired for the position of Vice President – Finance and, beginning on April 1, 2018, Chief Financial Officer, in which capacity she will perform the function of principal financial officer of the Company.
Ms. Kellar, 52, joins Arotech with strong experience in the field of finance. From November 2013 until accepting this position with Arotech, she was Senior Manager of External Reporting, PP&E Reporting and IFRS Accounting with Fiat Chrysler Automobiles. From May 2009 until November 2013, Ms. Kellar was Vice President and controller of Silverpop Systems, Inc., a privately-held, international software development company. Since 1995 Ms. Kellar has held accounting and finance positions with both public and private companies, including serving from 2007 to 2009 as Chief Accounting Officer with Premier Exhibitions, Inc., a Nasdaq-listed provider of global museum-quality touring exhibitions. Ms. Kellar holds a bachelor’s of accounting and a master’s of science in taxation from Florida International University.

The material terms of the Employment Agreement between the Company and Ms. Kellar are described under Item 1.01 above and incorporated by reference into this Item 5.02(c).
A copy of the press release announcing Ms. Kellar’s appointment is attached as Exhibit 99.1.
Item 9.01       Financial Statements and Exhibits.
As described above, the following Exhibits are furnished as part of this Current Report on Form 8-K:
Exhibit Number	Description
10.1	Employment Agreement between Arotech Corporation and Kelli L. Kellar effective as of January 8, 2018
99.1	Press release dated January 8, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AROTECH CORPORATION
(Registrant)
/s/ Yaakov Har-Oz
Name:	Yaakov Har-Oz
Title:	Senior Vice President and General Counsel
Dated:          January 8, 2018